Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Stock Incentive Plan of Maxwell Shoe Company Inc., of our report dated December 17, 2002, with respect to the consolidated financial statements of Maxwell Shoe Company Inc. included in and/or incorporated by reference in its Annual Report (Form 10-K) and Amendment No. 1 to the Annual Report (Form 10-K/A) for the fiscal year ended October 31, 2002, filed with the Securities and Exchange Commission on January 29, 2003 and February 28, 2003 respectively.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 25, 2003